Exhibit 12

                               Pharmos Corporation

       Statement of Computation of Shortfall of Earnings to Fixed Charges
                             and Preferred Dividends

Pharmos Corporation

       Statement of Computation of Shortfall of Earnings to Fixed Charges
                             and Preferred Dividends

                                             1998          1999          2000          2001            2002         9 Mos. 2003
Net Loss                                 ($4,663,347)  ($4,618,190)  ($7,984,202)  ($11,239,469)   ($17,284,823)   ($13,002,340)
Extaordinary Items                                                                   16,285,324
                                         --------------------------------------------------------------------------------------
Net Gain/(Loss) from continuing           (4,663,347)   (4,618,190)   (7,984,202)     5,045,855     (17,284,823)    (13,002,340)
operations applicable to common
shareholders

Fixed charges:
Interest expense (including
amortization of the debt discount)             9,946        30,525     2,360,085      1,713,806         972,856         379,533
Interest component of net rents (1)          146,328       136,641       109,749        117,931         152,962         125,416
                                         --------------------------------------------------------------------------------------
Total Fixed Charges                          156,274       167,166     2,469,834      1,831,737       1,125,818         504,949

Preferred Dividend Requirements:
Embedded dividends                          (642,648)
Preferred stock dividends                   (242,295)      (22,253)
                                         --------------------------------------------------------------------------------------
Total Preferred Dividends                   (884,943)      (22,253)            0              0               0               0

Total fixed charges and preferred
Dividend Requirements                     (1,041,217)     (189,419)   (2,469,834)    (1,831,737)     (1,125,818)       (504,949)

Ratio of earnings to combined fixed
charges and preferred dividends (2)                                                    3.75 : 1

Total Shortfall                           (5,704,564)   (4,807,609)  (10,454,036)                   (18,410,641)    (13,507,289)
                                         ======================================================================================

(1) The Interest component of net rents is estimated to be one-third of rent expense.

(2) Due to the registrant's loss, the ratio coverage was less than 1:1. The additional earnings necessary to achieve a coverage ratio of 1:1 is listed in the "Total Shortfall".


                                     II-104